YELP INC. PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

On February 28, 2017, Yelp Inc. (“Yelp” or “Company”) acquired Nowait, Inc. (“Nowait”). In connection with the acquisition, all of the outstanding capital stock and warrants to purchase capital stock of Nowait — including the 20% equity investment in Nowait the Company acquired in July 2016 — were converted into the right to receive an aggregate of approximately $39.8 million in cash. Of the total consideration paid in connection with the acquisition, $7.9 million in cash is being held in escrow for a two-year period after closing to secure the Company’s indemnification rights. The key factor underlying the acquisition was to secure waitlist system and seating tool technology.

On April 3, 2017, the Company acquired all of the equity interests in Turnstyle Analytics, Inc. (“Turnstyle”) for approximately $20.6 million, of which approximately $1.0 million represents compensation cost due to a continuous service requirement, with the remainder representing purchase consideration. Of the total consideration paid in connection with the acquisition, $3.1 million is being held in escrow for an 18-month period after closing to secure the Company’s indemnification rights. The key factor underlying the acquisition was to secure a location-based marketing and analytics platform that provides Wi-Fi as a digital marketing tool to retain and reward customers.

On October 10, 2017, the Company completed its sale of all of the outstanding equity interests in Eat24, LLC ("Eat24"), a wholly owned subsidiary of the Company, to Grubhub Holdings Inc. (“Purchaser”), a wholly owned subsidiary of Grubhub Inc. The Company received $252.7 million in cash, and the Purchaser paid an additional $28.8 million into an escrow account, which will be held for an 18-month period after closing to secure the Purchaser’s indemnification rights. The purchase price remains subject to customary post-closing adjustments.

The unaudited pro forma condensed consolidated statement of operations included in this Current Report on Form 8-K have been presented to reflect the historical statement of operations for Yelp as though each of the Nowait and Turnstyle acquisitions and the disposal of Eat24 had occurred on January 1, 2017. There is no unaudited pro forma condensed consolidated balance sheet included in this financial information as the each of the acquisition and disposal transactions included in the unaudited pro forma condensed consolidated statement of operations are reflected in the audited results of the Company as of December 31, 2017.

The historical financial information has been adjusted in the unaudited condensed consolidated pro forma statement of operations to give effect to events that are (1) directly attributable to the acquisitions and the disposal; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results. Accordingly, the portion of the Turnstyle purchase price which was recorded as compensation cost and the gain associated with the disposal of Eat24 are excluded from the unaudited pro forma condensed consolidated statement of operations adjustments due to the non-recurring nature of these items. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed consolidated statement of operations was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

•
Separate audited consolidated financial statements of Yelp as of and for the year ended then December 31, 2017, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commissions ("SEC") on February 28, 2018;

•	Separate audited historical financial statements of Nowait as of and for the year ended December 31, 2016 included in the Current Report on Form 8-K/A filed with the SEC on May 15, 2017; and

•	Separate audited historical financial statements of Turnstyle as of and for the year ended December 31, 2016 included in the Current Report on Form 8-K/A filed with the SEC on June 16, 2017.

The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the acquisitions and disposition been completed as of the date and for the period presented, and should not be taken as representative of its consolidated results of operations or financial condition following the acquisitions. In addition, the unaudited pro forma condensed consolidated financial information is not intended to project the future financial position or results of operations of the Company.

The unaudited pro forma condensed consolidated statement of operations does not reflect any cost savings, operating synergies, or revenue enhancements that the Company may have achieved as a result of the acquisitions. Conversely, the unaudited pro forma condensed consolidated financial information does not reflect any cost inefficiencies, operating dis-synergies, or incidental revenue reduction that the Company may have incurred as a result of the disposition of Eat24. Additionally, any costs necessary to achieve such measures, or futher costs to integrate or de-integrate the operations of Nowait, Turnstyle, or Eat24 are not reflected in the unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma information was prepared on a basis consistent with the accounting policies presented in the consolidated financial statements of the Company's Annual Report on Form 10K for the year ended December 31, 2017.

Yelp Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
December 31, 2017
(In thousands, except per share data)

	Historical
	Yelp (as reported)	Nowait for period to February 28, 2017	Turnstyle for period to April 3, 2017	Eat24 for period to October 10, 2017	Adjustments	Pro Forma Consolidated	Notes
Net revenue	$846,813	$774	$359	$(53,909)	—	$794,037
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	70,518	146	134	(15,079)	—	55,719
Sales and marketing	438,643	591	94	(33,307)	—	406,021
Product development	175,787	375	125	(7,356)	(387)	168,544	(a)
General and administrative	105,673	419	351	(5,390)	(387)	100,666	(a)
Depreciation and amortization	41,198	33	3	(4,717)	496	37,013	(b)
Restructuring and integration	288	—	—	—	—	288
Gain on disposal of a business unit	(164,779)	—	—	—	164,779	—	(c)
Total costs and expenses	667,328	1,564	707	(65,849)	164,501	768,251
Income (loss) from operations	179,485	(790)	(348)	11,940	(164,501)	25,786
Other income, net	4,864	21	427	1	—	5,313
Income (loss) before income taxes	184,349	(769)	79	11,941	(164,501)	31,099
Provision for income taxes	(31,491)	—	—	—	30,708	(783)	(d)
Net income (loss) attributable to common stockholders	$152,858	$(769)	$79	$11,941	$(133,793)	$30,316

Net income per share attributable to common stockholders:
Basic	$1.87					$0.37
Diluted	$1.75					$0.35

Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	81,602					81,602
Diluted	87,170					87,170

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Adjustments to the condensed consolidated statement of operations for the year ended December 31, 2017 are as follows:

(a)
Adjustment to exclude Turnstyle compensation cost due to a continuous service requirement for certain employees of Turnstyle with the Company, which was recorded in the period from the acquisition date to December 31, 2017 as such amounts are not expected to have a continuing impact on the business.

(b)
Adjustment to reflect additional Nowait and Turnstyle intangible amortization expense for the period from January 1, 2017 to the respective acquisition date. The amortization is related to restaurant and business relationships, user relationships, acquired technology and trademarks intangible assets, which are amortized on a straight line basis over 3-12 years.

(c)
Adjustment to exclude the gain, including related transactions costs, recorded on the disposal of Eat24 in October 2017, as the gain is a non-recurring event for the purpose of the unaudited pro forma.

(d)
The adjustment made to the pro forma condensed consolidated statemnet of operations to reduce the provision for income taxes relates to the impact of the removal of the gain on the disposal of Eat24, as described in adustment (c). No adjustment to the provision for income taxes as a result of Nowait and Turnstyle. The primary difference between the effective tax rate for the pro forma condensed consolidated results of operations and the statutory income tax rate relates to the valuation allowances on certain of the Company’s net operating losses and tax credits.